Exhibit 10.4

MJ HOLDINGS, INC.

3275 S Jones Blvd., Suite 104

Las Vegas, NV 89146

Memorandum of Understanding

Part A: Parties to this Memorandum of Understanding (“MOU”)

The parties to this MOU are MJ Holdings, Inc. (“MJH” or “Company”), a publicly traded (OTC:MJNE) Nevada Corporation with a principal place of business at 3275 S Jones Blvd., Suite 104, Las Vegas, NV 89146 and Andy Zhang, (“AZ”) with a principal address at 3463 Procyon Street, #302 Las Vegas, NV 89102.

Part B: Scope of Agreement – Application Process

Application Period: September 7, 2018 through September 20,2018

AZ and or his assign hereby agrees to pay MJH the sum of seventy seven thousand five hundred dollars ($77,500.00) for each and every Medical Marijuana License application (the “License”) that MJH and AZ jointly participate in up to a maximum of three (3) such licenses in the State of Nevada. The total amount that shall be paid to MJH hereunder is two hundred thirty two thousand five hundred dollars ($232,500.00).

Upon execution hereof AZ shall immediately deposit with MJH the sum of fifty thousand dollars ($50,000.00) as a non-refundable deposit to file the license applications contemplated hereunder. Upon filing of the initial License application the balance due hereunder of one hundred eighty two thousand five hundred dollars ($182,500.00) shall be immediately payable to MJH. Upon receipt of the foregoing payment, MJH shall cause to be issued to AZ or his designee two hundred thirty two thousand five hundred dollars ($232,500.00) of the Company’s restricted Common Stock (the “Restricted Stock”) based on the closing price of the Restricted Stock on the trading day immediately preceding the date of submission of the first License application. The Stock shall be restricted from resale for a period of one year from the date of issuance pursuant to Rule 144 of Section 5 of the Securities Act of 1933.

As additional consideration for his participation herein, AZ shall possess a ten percent (10%) ownership interest in each License issued hereunder. Notwithstanding the foregoing the parties hereto acknowledge that MJH will utilize its best efforts to secure the Licenses contemplated herein but that there can be no guarantee that such Licenses shall be issued by the State of Nevada.

Part C: Grant of License

Immediately upon granting, by the State of Nevada, of a Dispensary License or any applicable provisional license, then AZ shall pay to MJH the sum of one million dollars ($1,000,000.00) to be utilized by MJH to build out and operate the dispensary contemplated herein. Upon receipt of the foregoing, MJH shall issue to AZ shares of the Company’s Restricted Stock with a market value of one million dollars ($1,000,000.00) based upon the 30 day moving average of the Company’s Common Stock.

It is further agreed upon by the parties hereto that AZ shall possess a ten percent (10%) ownership interest in the the dispensary to be operated hereunder (the “Dispensary”) and shall be entitled to an annual distribution equal to ten percent (10%) of the net profits of the Dispensary.

The terms of this MOU shall be incorporated into and made a part thereof of the Securities Purchase Agreement (“SPA”) to be prepared in connection with this MOU.

MJ HOLDINGS, INC.

By: /s/ Paris Balaouras	By: /s/ Andy Zhang
Name/Title: Paris Balaouras – CEO	Name/Title: Andy Zhang